UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 15, 2010

Commission File Number: 000-53184

GLOBAL SECURITY AGENCY INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	98-0516432
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer I.D. No.)

5259 Jackson Road
Montgomery, Texas 77316
(Address of principal executive offices)

(888) 281-1618
 (Registrant’s telephone number)

Suite 508 – 170 West 1st Street
North Vancouver, British Columbia
Canada V7M 3P2
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On April 15, 2010, we entered into an agreement (the “Lease Agreement”) with The Kenneth (Scotty) Nicholl Shooting Range to lease a facility at 5259 Jackson Road, Montgomery, Texas, 77316, at which we maintain our corporate offices.  The facility also serves as a tactical training center for Swat Teams, Sky Marshals, our agents and operatives and law enforcement. The facility is 156 acres and contains six buildings, three shooting ranges, deep water repelling tanks and off and on road defensive training roads and trails.

The following description of the terms of the Lease Agreement is not complete and is qualified in its entirety by reference to the Lease Agreement, a copy of which is included as an exhibit hereto.

The Lease Agreement is for a term of five years, subject to extension for a period of ten years upon 60 days prior notice to the landlord. In the event the term of the lease is extended, we have the further right to extend the term of the lease for an addition ten year period. The Lease Agreement provides for the payment of rent of $72,000 annually, payable in monthly installments of $6,000. Any payment of rent not made by the 15th of the following month shall be assessed a penalty of 5%. We have the right to make alterations and improvements to the property, subject to the approval of the style and design of the alteration or improvement by the landlord. In the event of damage to the property by fire or other casualty, we have the option to either restore the premises or terminate the lease of one months’ prior notice to the landlord. In the event of a default under the lease by us, the landlord has the right to terminate the lease on 30 days prior notice to us.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Exhibit Description
10.1	Lease Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2010	GLOBAL SECURITY AGENCY INC.

	By:	/s/ Larry Lunger
Larry Lunger
Chief Executive Officer

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